EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "**Agreement**") is entered into as of October 17, 2017, by and between Synergy CHC Corp., a Nevada corporation (the "**Company**"), and Pat McCullough (the "**Executive**").

Statement of Purpose

WHEREAS, the Company wishes to employ Executive as its President on the terms and conditions set forth in this Agreement;

WHEREAS, Executive wishes to accept such employment with the Company;

WHEREAS, Executive acknowledges and agrees that through Executive's association with the Company as an employee, Executive will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive to compete with the Company; and

WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality, non-competition, and non-solicitation, each of which is an inducement to the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. **Employment; Term.** Subject to the terms and conditions of this Agreement, the Company employs Executive, and Executive accepts such employment, as President commencing on November 6, 2017 (the "**Commencement Date**"), and continuing in effect for an initial term of three (3) years (the "Term"). Following Term, this Agreement will be renewed for successive one (1) year periods, unless and until terminated as provided below. Notwithstanding the foregoing, this Agreement may be terminated by either party in accordance with Section 5.

2. **Position; Duties.** Executive will serve as the Company's President, and will perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to the Executive from time to time by the Company's Chief Executive Officer or his designee. Executive will devote Executive's full business time to the affairs of the Company and to the duties hereunder, and will perform such duties diligently and to the best of Executive's ability, in compliance with the Company's

policies and procedures and the laws and regulations that apply to the Company's business.

3. **Compensation and Benefits.** As compensation for the services to be rendered by Executive under this Agreement, the Company will provide the following compensation and benefits during Executive's employment hereunder.

(a) **Base Salary.** The Company will initially pay Executive a base salary at an annual rate of Three Hundred Forty Thousand Dollars ($340,000.00) (the "**Base Salary**"). The Base Salary will be payable in equal installments in accordance with the Company's payroll practices as in effect from time to time. The Base Salary will be reviewed by the Company from time to time, and may be increased in the sole discretion of the Company. The Base Salary may also be decreased by the Company in connection with any Company-wide decrease in executive compensation, provided that in connection with such reduction Executive will not experience a proportional decrease greater than that of any other similarly-situated executive-level employee.

(b) **Signing Bonus.** On January 1, 2018, the Company will pay Executive a signing bonus in the gross amount of $37,500. In addition, on July 1, 2018 the Company will pay Executive a second bonus in the gross amount of $37,500. In each case it is provided that Executive is employed by the Company through such date.

(c) **Annual Bonus Opportunity.** Executive will be eligible to receive an annual bonus of up to twenty-five percent (25%) of Executive's Base Salary (the "**Annual Bonus**"). The actual amount of such Annual Bonus will be determined by the Company based upon achievement of financial goals established by the Company's Chief Executive Officer for each applicable calendar year. The Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year in which the Annual Bonus, if any, is earned. If Executive's employment is terminated before the date on which the Annual Bonus is paid, then Executive's bonus opportunity shall be pro-rated for the time before the termination.

(d) **Additional Bonus Opportunity.** Executive will be eligible to receive additional bonus compensation based on the Company's retail sales above the annual retail sales goal established for each year by the Company's Chief Executive Officer in consultation with Executive (the "**Retail Sales Bonus**"). The amount of the Retail Sales Bonus will be five percent (5%) of all the Company's retail sales in excess of the annual retail sales goal, provided, however, that in order to receive the Retail Sales Bonus for a given year, the Company's earnings (EBITDA) goal must also be met for the year. Sales attributable to acquisitions by the Company or its affiliates during the year will be excluded from the determination of the sales for such year for purposes of determining the Retail Sales Bonus. The Retail Sales Bonus for a given year will be determined following the conclusion of the year and will be payable between January 1 and March 15 in the year immediately following the year in which the Retail Sales Bonus, if any, is earned. If

Executive's employment is terminated before the date on which the Annual Bonus is paid, then Executive's bonus opportunity shall be pro-rated for the time before the termination.

(e) **Stock Grant.** Subject to the approval of the Company's Board of Directors (the "**Board**"), Executive will be granted an option to purchase 1,000,000 shares of the Company's common stock (the "**Grant**") with an exercise price of $0.70 per share. The Grant will vest in three (3) equal annual installments on the first three anniversaries of the Commencement Date, provided that Executive remains employed by the Company on each such date. The Grant will be subject to the terms of the Company's 2014 Stock Incentive Plan and a related stock grant agreement to be entered between Executive and the Company on or before November 1, 2017.

(f) **Car Allowance.** The Company will provide Executive with a car allowance of $600 per month.

(g) **Vacation and Holidays.** Executive will be entitled to paid vacation days in accordance with the Company's vacation policy. Unless otherwise provided by the Company's vacation policy, accrued but unused vacation time does not carry over from one calendar year to the next, and is not paid out upon termination for any reason. The Executive shall be entitled to recognize these holidays: New Year's, Memorial, Independence, Labor, Thanksgiving, and Christmas.

(h) **General Benefits.** Executive will be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans. Nothing in this Agreement will be deemed to alter the Company's rights to modify or terminate any such plans or programs in its sole discretion.

(i) **Withholdings.** The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

4. **Reimbursement of Expenses.** The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of Executive's duties hereunder, subject to Executive's compliance with the Company's reimbursement policies in effect from time to time. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company, but in no event later than seven (7) calendar days after their submission. December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

5. **Termination.** This Agreement, and Executive's employment hereunder, are subject to termination as follows:

(a) **Death.** Automatically effective upon the Executive's death.

(b) **Disability.** By the Company effective upon written notice to the Executive in the event of the Executive's Disability. As used herein, "**Disability**" means the inability of Executive, due to the condition of Executive's physical, mental or emotional health, effectively to perform the essential functions of Executive's job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its discretion. For purposes of making a determination as to whether a Disability exists, at the Company's request Executive agrees to make himself available and to cooperate with an Independent Medical Examination ("IME") in a reasonable examination by a reputable independent physician not employed or generally used but retained by the Company to conduct the IME, and to authorize the disclosure and release to the Company of all medical records related to such examination.

(c) **For Cause.** By the Company effective upon written notice to the Executive for Cause. For purposes of this Agreement, "**Cause**" means: (i) Executive's fraud, embezzlement or misappropriation with respect to the Company; (ii) Executive's willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iii) Executive's material breach of this Agreement; (iv) Executive's willful failure or refusal to perform Executive's material duties under this Agreement or willful failure to follow any specific lawful instructions of the Chief Executive Officer; (v) Executive's conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vi) Executive's alcohol or substance abuse which has a material adverse effect on Executive's ability to perform Executive's duties under this Agreement or the property, business, or reputation of the Company; or (vii) Executive's material failure to comply with the Company's workplace rules, policies, or procedure. In the event that the Company concludes that Executive has engaged in acts constituting in Cause as defined in clause (iii), (iv), (vi), or (vii) above, prior to terminating this Agreement for Cause the Company will provide Executive with at least fifteen (15) days' advance notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being corrected.

(d) Without Cause. By the Company effective upon written notice to the Executive at any time for any reason other than for Cause or the Executive's Disability.

(e) **Resignation.** By the Executive effective upon thirty (30) days' written notice to the Company at any time for any reason.

(f) During any notice period under Sections 5(c) or 5(e) the Company may, in its sole discretion, relieve Executive of some or all of his duties during the notice period, but the Company will continue to provide Executive with all required salary and benefits during such period.

(g) Change of Ownership. If more than 50% of the equity ownership interest in the Company is sold or transferred during the Term to a third party who is not an affiliate of an existing stockholder, Executive shall be paid all Base Salary, Stock Grant and Additional Compensation otherwise owed for the remainder of the Term under Sections 3(a), (e) and (f). Such payment shall be made in compliance with Section 6(c).

6. **Effect of Termination.**

(a) **Generally.** When Executive's employment with the Company is terminated for any reason, Executive, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any outstanding business expenses that Executive has timely submitted for reimbursement in accordance with the Company's expense reimbursement policy or practice.

(b) **Separation Benefits upon Termination Without Cause.** If the Company terminates Executive's employment without Cause (as defined above), then conditioned upon Executive executing a Release (as defined below) following such termination, Executive will be entitled to receive the following separation benefits (the "**Separation Benefits**"): (i) if the termination occurred during the first year after the Commencement Date, continued payment of Executive's then-current Base Salary and Health Insurance Payment for a period of twelve (12) months; or (ii) if the termination occurs after the first anniversary of the Commencement Date, continued payment of Executive's then-current Base Salary and Health Insurance Payment through the remainder of the then-current Term. The Separation Benefits are conditioned upon Executive executing a release of claims in a form acceptable to the Company (the "**Release**") within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Separation Benefits will be payable to Executive over time in accordance with the Company's payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive's employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier to the extent permitted without causing Executive to incur additional taxes and penalties under Section 409A. Notwithstanding the foregoing, if Executive is entitled to receive the Separation Benefits but violates in any material respects any provisions of Section 10 hereof after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits, in addition to any other remedies that may be available to the Company in law or at equity. For avoidance of doubt, the termination of Executive's employment as a result of Executive's death or

Disability will not constitute a termination without Cause triggering the rights described in this Section 6(b).

(c) **Application of Internal Revenue Code Section 409A.** The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "**Section 409A**"), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 6 that constitute "deferred compensation" within the meaning of Section 409A will not commence in connection with Executive's termination of employment unless and until Executive has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Separation Benefits payments provided for in this Agreement is a separate "payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute "deferred compensation" under Section 409A and Executive is, as if the separation from service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive's separation from service, or (ii) the date of Executive's death (such applicable date, the "**Specified Employee Initial Payment Date**"), and the Company (or the successor entity thereto, as applicable) will (A) pay to Executive a lump sum amount equal to the sum of the Separation Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(d) **No Further Obligations.** Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

7. **Representations of Executive.** Executive represents and warrants that Executive is not obligated or restricted under any agreement (including any non-competition or

confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Executive's ability to perform the duties and obligations required hereunder. Executive further agrees that Executive will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Executive's former employers, nor will the Company seek to elicit from Executive such information. Consistent with the foregoing, Executive will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

8. **Confidential Information.**

(a) Executive acknowledges that the Company will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company (or third parties who may have furnished such information under obligations of confidentiality), relating to and used in the Company's business (collectively, "**Confidential Information**"). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, distribution, and business development strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company's inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company's customers, suppliers, distributors, or investors; the specific terms of the Company's agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company's business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Company (or is possessed by the Company with the permission of its owner); is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is

subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that Executive will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d) During and after Executive's employment with the Company, Executive will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and after Executive's employment with the Company, Executive will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e) The restrictions in Section 8(d) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f) Nothing in this Agreement is intended to or will prohibit Executive from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In addition, nothing in this Agreement is intended to or will limit any employee's right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g) **Return of Property.** Upon request during employment and immediately at the termination of Executive's employment, Executive will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and

all other property whatsoever of the Company in Executive's possession or under Executive's control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of Executive's employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

9. **Assignment of Inventions.**

(a) Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for the Company or relate to the business of the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection ("**Inventions**"), will be the sole and exclusive property of the Company or its nominees, and Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the "**IP Rights**").

(b) For avoidance of doubt, if any Invention falls within the definition of "work made for hire" as such term is defined in 17 U.S.C. § 101, such Invention(s) will be considered "work made for hire" and the copyright of such Invention(s) will be owned solely and exclusively by the Company. If any Invention does not fall within such definition of "work made for hire" then Executive's right, title and interest in and to such Invention(s) will be assigned to the Company pursuant to Section 9(a) above.

(c) The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company's expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 9, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain

patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive's obligations pursuant to this Section 9 will continue beyond the termination of Executive's employment with the Company. If the Company is unable for any reason to secure Executive's signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its then-current Chief Executive Officer as Executive's agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.

(d) The obligations of Executive under Section 9(a) above will not apply to any Invention that Executive developed entirely on Executive's own time without using the Company's equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to the Company's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company. Executive will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

10. **Restrictive Covenants.**

(a) **Purpose.** Executive understands and agrees that the purpose of this Section 10 is solely to protect the Company's legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company's competitive advantage, and will not unduly impair Executive's ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) **Definitions.** As used in this Agreement, the following terms have the meanings given to such terms below.

(i) "**Business**" means (A) developing, manufacturing, and selling medications for headache, heartburn, allergy attack, ache and pain, and upset stomach in the form of powders, including but not limited to products under the brand name UrgentRX; (B) developing, manufacturing, and selling skincare, nail polish and nail care products, including but not limited to products under the brand name Hand MD; (C) developing, manufacturing, and selling herbal detox tea, including but not limited to products under the brand name Flat Tummy Tea; (D) developing, manufacturing, and selling supplements designed to improve concentration and memory, including but not limited to products under the brand name Focus Factor; and (E) the business(es) in which the

Company was engaged at the time of, or during the twelve (12) month period prior to, the termination of Executive's employment with the Company for any reason.

(ii) **"Company Employee"** means any person who is or was an employee or consultant of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive's employment with the Company for any reason.

(iii) **"Customer"** means any person or entity who is or was a customer or client of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive's employment with the Company for any reason and with whom Executive had dealings on behalf of the Company in the course of Executive's employment with the Company during such period, or about whom Executive learned or received Confidential Information in the course of Executive's employment with Company during such period.

(iv) **"Restricted Period"** means the period commencing on the date of termination of Executive's employment with the Company for any reason and ending twelve (12) months after such date, provided, however, that this period will not run during any time Executive is in violation of this Section 10, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section 10.

(v) **"Restricted Territory"** means Canada and the United States of America, it being understood that the Company's business is conducted throughout such countries. To the extent that a court of competent jurisdiction determines that the foregoing definition is too broad to be enforced in a particular situation, then "Restricted Territory" will mean any State, province, or similar political subdivision to which the Employee directed or in which Employee performed employment-related activities on behalf of the Company at the time of, or during the twelve (12) month period prior to, the termination of Employee's employment with the Company for any reason.

(c) **Non-Competition.** During Executive's employment with the Company, Executive will not, on Executive's own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during Executive's employment with the Company and during the Restricted Period, Executive will not (i) engage in the Business in the Restricted Territory, nor (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive's employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of

the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(d) **Non-Solicitation.** During Executive's employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive's own behalf or on behalf of any other party:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are competitive with those offered by the Company;

(ii) Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are competitive with those offered by the Company;

(iii) Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are competitive with those offered by the Company from any person or entity (other than the Company) engaging in the Business;

(iv) Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company;

(v) Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment or engagement with the Company; or

(vi) Otherwise interfere with or engage in any conduct that would have the effect of interfering with the business relationship between the Company and any of its vendors, suppliers, consultants, or contractors.

(e) **Reasonableness of Restrictions.** Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive's employment by the Company and are reasonable given Executive's access to the Company's Confidential Information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of Executive's employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; (ii) are reasonable in time, territory, and scope, and in all other respects; and (iii) are supported by adequate consideration, including but not limited to Executive's employment hereunder and the compensation and benefits to be provided to Executive by the Company.

(f) **Judicial Modification.** Should any part or provision of this Section 10 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction

because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the parties intend that the Court will, to the maximum extent permitted by law, replace the invalid or unreasonable terms with terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

11. **Enforcement.** Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive's obligations under Sections 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive's obligations under Sections 8, 9, or 10 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach. The Company will be entitled to recover its costs incurred to obtain a judgment actually issued by a court of competent jurisdiction in an action to enforce Sections 8, 9, or 10 of this Agreement, including reasonable attorneys' fees to the maximum extent permitted by law.

12. **Miscellaneous.**

(a) **Entire Agreement.** This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) **Successors and Assigns.** This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive's rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c) **Counterparts.** This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(d) **Notices.** Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on (i) the date it is actually delivered by personal delivery of such notice in person or overnight courier service (such as FedEx); or (ii) three days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive: Pat McCullough

____

____

If to Company: Synergy CHC Corp.
865 Spring Street
Westbrook, ME 04092
Attention: Chief Executive Officer

(e) **Amendments and Waivers.** No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party's rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) **Severability.** Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) **Construction.** The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any "Section" refers to the corresponding Section of this Agreement. The word "including" in this Agreement means "including without limitation." This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) **Survival.** The terms of Sections 6, 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement for any reason.

(i) **Remedies Cumulative.** The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) **Governing Law.** This Agreement will be governed by the laws of the State of Maine without giving effect to any choice or conflict of law principles of any jurisdiction.

(k) **Venue.** The parties agree that any litigation arising out of or related to this Agreement or Executive's employment by Company will be brought exclusively in any state or federal court located in the Nashville, Tennessee. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive's employment by Company in any other court.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:	**COMPANY:**
	Synergy CHC Corp.
_______________________	By: _______________________
Pat McCullough	Jack Ross Chief Executive Officer

(k) **Venue.** The parties agree that any litigation arising out of or related to this Agreement or Executive's employment by Company will be brought exclusively in any state or federal court located in the Nashville, Tennessee. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive's employment by Company in any other court.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE:

Pat McCullough

COMPANY:

Synergy CHC Corp.

By: ______________________

Jack Ross
Chief Executive Officer